EXHIBIT 99.2
FBOP Corporation               Madison St. at Austin Blvd., • Oak Park, IL 60302 • 708/386-5000
June 1, 2007
BY MESSENGER AND FACSIMILE
Board of Directors
Doral Financial Corporation
1451 Franklin D. Roosevelt Avenue
San Juan, Puerto Rico 00920
Attention:      Mr. Dennis G. Buchert
                      Chairman of the Board
                      Re: Superior Proposal
Dear Mr. Buchert:
     FBOP Corporation (“FBOP”), a bank holding company with assets in excess of $14,000,000,000, hereby offers (i) to purchase newly issued common shares representing 80% of Doral Financial Corporation (the “Company”) for an estimated $1.41 per share, or an aggregate purchase price of $610,000,000, and (ii) to extend a $150,000,000 line of credit to the Company. The total cash commitment by FBOP in connection with this offer (“FBOP Offer”) to the Company will be $760,000,000, including the line of credit. As part of this offer, in the event that regulatory approvals are not received prior to the maturity on July 20, 2007 of the Company’s $625,000,000 in notes, FBOP would meet this obligation.
     The FBOP Offer is a “Superior Proposal” as compared to the proposal described in the Stock Purchase Agreement dated as of May 16, 2007 by a company organized by Bear Stearns Merchant Banking (the “BSMB Proposal”), for the following reasons:
•	More Than Double The Price Per Share And A Higher Cash Commitment. The price per share under the FBOP Offer is $1.41, more than double the $0.63 price under the BSMB Proposal, and the total cash commitment under the FBOP Offer is $760,000,000 compared to $610,000,000 under the BSMB Proposal.

•	Existing Shareholders’ Ownership Effectively Doubled. Existing public shareholders retain 20% ownership interest under the FBOP Offer compared to 10% ownership interest under the BSMB Proposal.

•	Alternative Funding For $625,000,000 Notes. FBOP would escrow cash and securities sufficient to provide for the Company’s obligations for the $625,000,000 in Notes maturing on July 20,2007, in the event that the stock purchase is not completed because regulatory approval is not yet received. The BSMB Proposal does not address what happens if the funds from the stock purchase are not available on July 20, 2007.

•	No Financing Contingencies. The FBOP Offer contains no financing contingencies. FBOP has existing liquidity and the committed financing resources in place to fund the FBOP Offer. In comparison, the BSMB Proposal is contingent upon obtaining $215,000,000 in additional equity commitments.

Board of Directors
Doral Financial Corporation
June 1, 2007

•	Eliminates Other Major Contingencies. The FBOP Offer is not contingent on the transfer of the mortgage servicing rights portfolio, the sale of the New York branches, or the transfer of $150,000,000 from Doral Bank, P.R. and Doral Bank FSB to the Company, all of which are contingencies in the BSMB Proposal. As a result, the risk of these events not occurring and the sale therefore not closing is eliminated.

•	No Advisory Fees. The FBOP Offer contains no ongoing advisory fees payable by the Company as compared to the BSMB Proposal which requires the Company to pay BSMB $12.5 million over five years.
     The following sets forth more particularly the terms and conditions of the FBOP Offer:
     1. Acquisition of Stock; Price. As noted above, FBOP would acquire the newly issued common shares representing 80% of the Company for $1.41 per share or a total price of $610,000,000. Following the closing, the Company’s existing holders of common stock will own approximately 20% of the outstanding common shares of the Company versus the 10% contemplated by the BSMB Proposal.
     2. Line Of Credit. FBOP would extend a $150,000,000 line of credit to the Company
     3. Definitive Agreement. FBOP is prepared to enter into a definitive stock purchase agreement containing substantially the same terms as the Stock Purchase Agreement proposed by BSMB, but eliminating the following conditions:
     (i) The FBOP Offer is not contingent upon FBOP obtaining additional financing. Accordingly, the concept of “Additional Equity Commitments” would be deleted, including the condition to closing set forth in Section 6.1(j).
     (ii) The purchase would not be contingent upon the sale of the New York branches of Doral Bank FSB and the transfer of mortgage servicing rights from the Company to Doral Bank, and accordingly the $150,000,000 “Additional Proceeds” conditions at Section 6.1(k) also would be deleted.
     (iii) As FBOP is an existing bank holding company, the FBOP Offer is not contingent upon regulatory approval for the formation of a bank holding company.
     4. Default Risk. In the event that the proceeds of the stock purchase are not available for the July 20, 2007 maturity of the Company’s notes, FBOP would agree to escrow cash and securities sufficient to provide for the Company’s obligations under the $625,000,000 in Notes maturing on July 20, 2007.
     5. Due Diligence. We are prepared to begin our due diligence immediately and to complete such diligence (subject to timely receipt of diligence materials) on or before June 30, 2007 (the “Due Diligence Period”). The Company will afford the officers and authorized representatives of FBOP free and full access to the offices, properties, books and records of the Company and its subsidiaries during

Board of Directors
Doral Financial Corporation
June 1, 2007

reasonable hours in order that FBOP may have a full opportunity to make such investigations as it may desire of the affairs of the Company and its subsidiaries.
     6. Regulatory Approval. The purchase is subject to FBOP obtaining all approvals of regulatory authorities. FBOP expects to submit all required regulatory applications within 15 business days of the execution of a definitive agreement. FBOP and each of its subsidiary financial institutions consistently exceed well-capitalized guidelines and are in good standing with their primary regulators. In addition, each of FBOP’s bank subsidiaries has a “satisfactory” or “outstanding” CRA rating. FBOP is unaware of any issues that would prevent it from gaining approval for the proposed acquisition and will continue to be considered “well-capitalized” at the close of this transaction. FBOP has successfully completed 28 bank and thrift acquisitions since 1990 and anticipates that the parties would be able to close this transaction by September 30,2007.
     Attached to this letter is a chart which compares the FBOP Offer with the BSMB Proposal which illustrates the factors that make the FBOP Offer a Superior Proposal to that received from BSMB.
     We are prepared to move expeditiously to complete the purchase outlined above. We believe that the FBOP Offer clearly offers superior value to the Company, particularly the existing common shareholders of the Company. We would be happy to speak with you at your convenience to clarify this proposal or answer any questions you may have.
     Please respond by June 8, 2007.

Very truly yours, FBOP CORPORATION
By:	/s/ Robert M. Heskett
Robert M. Heskett, President

cc:    Glen R. Wakeman
         Transaction Committee

Comparison of FBOP and BSMB Deal Structures

	FBOP Offer	BSMB Proposal
TOTAL CASH COMMITMENT:	$760,000,000	$610,000,000

Total Equity Investment	$610,000,000	$610,000,000
Total Lines of Credit	$150,000,000	$0

OWNERSHIP:
Existing Public Shareholders	20%	10%
New Shareholders	80%	90%

Projected book value allocated to Public Shareholders	$184,480,000	$92,521,000

Projected price per share paid	$1.41	$063

Ongoing Advisory Fees	None	$12,500,000 over five years

FINANCING BACKSTOP:
Escrow of cash and securities to provide for $625MM bond issue maturing 7-20-07.	Yes	No

CONTINGENCIES:
Termination Date	9/30/2007	3/30/2007

Transfer of MSR Portfolio	No	Yes

Sale of New York Branches	No	Yes

$150,000,000 transfer from Doral Bank, P.R. and Doral Bank FSB	No	Yes

Commitment of $215MM in additional equity	No	Yes

Shareholder Approval	Yes	Yes

Final Approval of Settlement of Shareholder lawsuits	Yes	Yes

Deferred Tax Asset agreement with Treasury Department of Puerto Rico to remain in force.	Yes	Yes

Absence of Material Adverse Developments	Yes	Yes

Formation of Bank Holding Company	Complete	Not Yet Approved

Regulatory Approvals and Confirmations	Yes	Yes